Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 17, 2011	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS STRONG 2011 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

➢	Record quarterly revenue up 24 percent to $132 million; 74 percent EPS growth results in record high of $0.94

➢	Quarterly operating income rises to $21 million from $13 million

➢	Full fiscal year 2011 orders increases 28 percent to $540 million and backlog increases 34 percent to $287 million

➢	Stronger-than-expected volume in the quarter results in full year revenue growth of 25 percent

➢	Company exceeds Return on Invested Capital goal of 20 percent for the year

➢	Company expects fiscal 2012 revenue and EPS growth rates in the low double digit range

Eden Prairie, Minn., November 17, 2011 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2011 fourth quarter and fiscal year financial results.

“We are very pleased with our results in the fourth quarter and our strong growth momentum throughout the fiscal year. During the quarter, we achieved record revenue and earnings per share reflecting base-order stability in both our Test and Sensors businesses with continued high backlog,” said interim Chief Executive Officer William V. Murray. “Amid continued economic uncertainty, MTS is benefitting from our ongoing efforts to enhance our cost competitiveness, build our global position in geographic markets and pursue applications with substantial growth potential. More importantly, these results represent the capabilities and maturity of our organization to deliver exceptional operating performance while working through the recent government matters and management changes.”

“We achieved several milestones this year, notably we exceeded 20 percent return on invested capital and increased our quarterly dividend. Additionally, we are pleased with the decision by the U.S. Department of the Air Force to lift its suspension of MTS,” continued Murray.

Fourth Quarter Results

Orders were $132.5 million, a 3 percent increase compared to the fiscal 2010 fourth quarter. Orders growth reflects continued strong base-order expansion in both businesses. There were no large orders (defined as more than $5 million) in the quarter, while fiscal 2010 fourth quarter results include one large order of approximately $6 million. Backlog of $287 million was up from $214 million last year.

Revenue was $131.6 million, up 24 percent compared to the prior year, which included 25 percent growth in Test, and 23 percent growth in Sensors. The revenue increase was driven by higher beginning backlog and increased current-quarter orders. The gross margin rate rose to 43.0 percent, up 0.7 percentage points, as a result of leverage on improved volume and lower warranty expense.

MTS News Release

Income from operations totaled $21.2 million, an improvement of $7.9 million, or 59 percent, compared to the prior year. The increase predominantly stemmed from higher gross margin, net of $3.9 million higher operating expenses. Operating expenses in the fourth quarter included legal and consulting expenses of $2.0 million related to the U.S. Government matters. Earnings per share were $0.94, an increase of $0.40, or 74 percent, compared to the prior year fourth quarter, primarily due to higher income from operations.

Cash and Other Items

Cash and cash equivalents at the end of the fourth quarter totaled $104.1 million, compared to $101.3 million at the end of the third quarter. During the fourth quarter, operating activities generated cash of $7.5 million and the Company invested $2.6 million in capital expenditures.

For fiscal 2011, MTS generated return on invested capital (“ROIC”) of 23 percent. See “Non-GAAP Financial Measures” below for further description. MTS Systems’ Board of Directors announced a 25 percent increase in the quarterly dividend on August 25, 2011.

Fourth Quarter Segment Results

Test Segment:

Orders were $107.5 million, up 1 percent compared to the prior year, primarily driven by strong global ground vehicle market demand. As noted above, prior year orders included one large custom order totaling approximately $6 million. Currency translation favorably impacted orders by 2 percent. Backlog of $271 million was up $73 million compared to the fiscal 2010 fourth quarter.

Revenue grew 25 percent to $105.3 million reflecting higher beginning backlog. Currency translation benefited revenue by 4 percent.

Gross profit was $41.4 million, an increase of $8.7 million, or 27 percent, and the gross margin rate was 39.4 percent, an increase of 0.7 percentage points. The higher gross margin rate resulted from leverage on higher volume and lower warranty expense, partially offset by increased variable compensation.

Income from operations totaled $14.7 million, an increase of $6.2 million, or 74 percent, compared to the prior year, reflecting higher revenue and gross profit. Operating expenses in the fourth quarter included $1.6 million of the previously mentioned legal and consulting costs related to the U.S. Government matters.

Sensors Segment:

Orders were $25.0 million, up 11 percent compared to the prior year fueled by strength in the European industrial market. Currency translation had a 4 percent favorable impact. Backlog of $16 million was flat compared to the prior year fourth quarter.

Revenue rose 23 percent to $26.3 million, driven by orders growth, a higher beginning backlog, and a 7 percent favorable impact of currency translation.

Gross profit was $15.1 million, up $3.0 million or 25 percent, and the gross margin rate was 57.5 percent, an increase of 0.9 percentage points, chiefly due to leverage from higher revenue. Income from operations was $6.5 million, an increase of 33 percent, primarily from higher gross profit, partially offset by higher operating expenses. Higher operating expenses resulted from increased headcount and $0.4 million of the previously mentioned legal and consulting costs related to the U.S. Government matters.

Action by U.S. Government

As previously disclosed, on September 19, 2011, the U.S. Department of the Air Force lifted the Company’s suspension from U.S. Government contracting. The lifting of the suspension was conditioned on the Company’s entry into an Administrative Agreement with the Air Force specifying certain ethics, compliance, reporting and monitoring obligations. As of the lifting of the suspension, the Company has been able to resume entering into new federal government contracts and receiving new benefit under federal assistance programs. This development also allows state and local government and commercial customers that follow federal suspension decisions to resume doing business with MTS. The investigation by the U.S. Department of Commerce and the U.S. Attorney’s Office for the District of Minnesota into the Company’s Online Representations and Certifications Applications, as well as the previously disclosed inquiry into the Company’s broader compliance record and practices, continues.

MTS News Release

The Company’s known costs related to the suspension and investigation in fiscal 2011 totaled $6.0 million, and active market opportunities estimated at approximately $9 million had been lost as of October 1, 2011. While the Company continues to respond to the government’s requests as appropriate, the Company is presently unable to determine the likely outcome or range of loss, if any, from the investigation, or predict with certainty the timeline for the resolution of the investigation.

Full Year Results

Total Company orders for fiscal 2011 set a new record at $540.0 million and exceeded the half a billion mark for the first time in its history. Year over year, orders increased 28 percent. This reflects strong base-order expansion in both segments, particularly the ground vehicle market in the Test segment. Fiscal 2011 orders included $64 million in large orders, up $31 million from the prior year. Backlog rose 34 percent in the fiscal year to $287 million.

Revenue was also up strongly. At $467.4 million, revenue increased 25 percent compared to the previous year, including 23 percent growth in Test, and 33 percent growth in Sensors, both driven by higher beginning backlog and strong fiscal year orders. The gross margin rate rose to 43.2 percent, up 2.6 percentage points compared to the prior year, on leverage from higher volume, favorable product mix, and reduced warranty expense.

Income from operations reached a record high of $73.2 million, an increase of $44.9 million or approximately 158 percent compared to the prior fiscal year, reflecting the higher revenue and gross profit rate. Operating expenses of $128.8 million increased $5.4 million in the fiscal year which included legal and consulting costs of $6.0 million related to U.S. Government matters. Operating expenses in the prior fiscal year included a legal settlement charge of $6.3 million. As a percent of revenue, operating expenses declined from 33.0 percent to 27.6 percent. Record net income for fiscal 2011 totaled $50.9 million, or $3.24 per share, an increase of $32.3 million, or $2.10 per share, compared to the prior year.

Fiscal Year 2012 Outlook

Assuming steady economic conditions, MTS expects to generate fiscal 2012 revenue and EPS growth rates in the low double digit range.

Murray concluded, “MTS is uniquely positioned to address the challenges that our global customers face today – compressed product-development cycle times, new regulatory mandates and ever-increasing product performance demands. We are focused on leveraging our Sensors and Test applications knowledge to deliver innovative solutions that create value for our customers as they address these challenges. This is the foundation of our strong growth outlook as we begin fiscal 2012.”

Non-GAAP Financial Measures

We believe that return on invested capital (“ROIC”) is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate operating performance. ROIC is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate ROIC by dividing net income, excluding after-tax interest expense, by average invested capital. Average invested capital is defined as the aggregate of average interest bearing debt and average shareholder’s investment and is calculated as the sum of current and prior year ending amounts divided by two. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of return on invested capital to the most directly comparable GAAP financial measures is included in Exhibit C to this release.

MTS News Release

Fiscal Year 2011 Conference Call

A conference call will be held on November 18, 2011, at 10 a.m. EST (9 a.m. CST). Call +1-719-325-4769 (Toll Free: +1-877-874-1588); and reference the conference pass code “5706146”. Telephone re-play will be available until 12 p.m. CST, November 25, 2011. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “5706146”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on November 28, 2011.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,003 employees and revenue of $467 million for the fiscal year ended October 1, 2011. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Revenue	$131,599	$105,879	$467,368	$374,053
Cost of sales	75,018	61,044	265,378	222,259
Gross profit	56,581	44,835	201,990	151,794
Gross margin	43.0%	42.3%	43.2%	40.6%

Operating expenses:
Selling, general and administrative	31,107	27,758	114,011	108,504
Research and development	4,247	3,739	14,785	14,945
Total operating expenses	35,354	31,497	128,796	123,449

Income from operations	21,227	13,338	73,194	28,345
Operating margin	16.1%	12.6%	15.7%	7.6%

Interest expense, net	(91)	(262)	(915)	(1,052)
Other income (expense), net	53	338	1,026	(81)

Income before income taxes	21,189	13,414	73,305	27,212
Provision for income taxes	6,297	4,854	22,363	8,636
Net income	$14,892	$8,560	$50,942	$18,576

Earnings per share:
Basic-
Earnings per share	$0.95	$0.54	$3.29	$1.14
Weighted average number of common shares outstanding - basic	15,643	15,763	15,487	16,281

Diluted-
Earnings per share	$0.94	$0.54	$3.24	$1.14
Weighted average number of common shares outstanding - diluted	15,802	15,863	15,739	16,347

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	October 1,	October 2,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$104,095	$76,611
Accounts receivable, net	82,510	66,369
Unbilled accounts receivable	54,554	26,389
Inventories	65,987	51,792
Other current assets	16,910	23,541
Total current assets	324,056	244,702

Property and equipment, net	56,252	56,444

Goodwill	16,027	15,429
Intangibles, net	25,843	24,753
Other assets	5,681	5,077
Total Assets	$427,859	$346,405

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,285	$40,229
Accounts payable	27,794	21,818
Advance payments from customers	63,307	44,000
Other accrued liabilities	64,228	55,793
Total current liabilities	195,614	161,840

Other long-term liabilities	21,397	18,459
Total Liabilities	217,011	180,299

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:15,632 and 15,264 shares issued and outstanding	3,908	3,816
Retained earnings	190,651	147,609
Accumulated other comprehensive income	16,289	14,681
Total shareholders' investment	210,848	166,106
Total Liabilities and Shareholders' Investment	$427,859	$346,405

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	October 1,	October 2,
Test Segment	2011	2010	% Variance

Orders	$107,522	$106,103	1%

Revenue	$105,269	$84,424	25%
Cost of Sales	63,829	51,733	23%
Gross profit	41,440	32,691	27%
Gross margin	39.4%	38.7%

Operating expenses	26,765	24,265	10%

Income from operations	$14,675	$8,426	74%

Sensors Segment

Orders	$24,983	$22,594	11%

Revenue	$26,330	$21,455	23%
Cost of Sales	11,189	9,311	20%
Gross profit	15,141	12,144	25%
Gross margin	57.5%	56.6%

Operating expenses	8,589	7,232	19%

Income from operations	$6,552	$4,912	33%

Total Company

Orders	$132,505	$128,697	3%

Revenue	$131,599	$105,879	24%
Cost of Sales	75,018	61,044	23%
Gross profit	56,581	44,835	26%
Gross margin	43.0%	42.3%

Operating expenses	35,354	31,497	12%

Income from operations	$21,227	$13,338	59%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Year Ended
	October 1,	October 2,
Test Segment	2011	2010	% Variance

Orders	$436,661	$340,691	28%

Revenue	$363,918	$296,230	23%
Cost of Sales	221,322	187,746	18%
Gross profit	142,596	108,484	31%
Gross margin	39.2%	36.6%

Operating expenses	96,385	97,280	-1%

Income from operations	$46,211	$11,204	312%

Sensors Segment

Orders	$103,362	$82,834	25%

Revenue	$103,450	$77,823	33%
Cost of Sales	44,056	34,513	28%
Gross profit	59,394	43,310	37%
Gross margin	57.4%	55.7%

Operating expenses	32,411	26,169	24%

Income from operations	$26,983	$17,141	57%

Total Company

Orders	$540,023	$423,525	28%

Revenue	$467,368	$374,053	25%
Cost of Sales	265,378	222,259	19%
Gross profit	201,990	151,794	33%
Gross margin	43.2%	40.6%

Operating expenses	128,796	123,449	4%

Income from operations	$73,194	$28,345	158%

MTS News Release

EXHIBIT C
MTS SYSTEMS CORPORATION
Reconciliation of Return on Invested Capital to GAAP Measures
For the Year Ended October 1, 2011
(unaudited - in thousands)

Net income	$50,942
After-tax interest expense	892
Net income excluding after-tax interest expense *	$51,834

Total shareholders' investment as of October 2, 2010	$166,106
Total shareholders' investment as of October 1, 2011	210,848
Interest bearing debt as of October 1, 2010	40,000
Interest bearing debt as of October 2, 2011	40,000
Sum of invested capital	$456,954

Average invested capital *	$228,477

Return on invested capital *	22.7%

* Denotes Non-GAAP financial measure